[STANDARD FINANCIAL CORP. LETTERHEAD]

                Contacts:
                Timothy K. Zimmerman
                President & Chief Executive Officer
                412.856.0363

                Colleen M. Brown
                Chief Financial Officer
                412.856.0363

STANDARD FINANCIAL CORP. AND STANDARD BANK RECEIVE APPROVAL TO CONSUMMATE CONVERSION AND STOCK OFFERING

Monroeville, Pennsylvania – September 30, 2010 – Standard Financial Corp. announced that depositors of Standard Bank approved the mutual-to-stock conversion of Standard Bank and the formation of Standard Charitable Foundation on September 23, 2010.  A total of 3,478,173 shares of common stock were issued, including 3,360,554 shares that were subscribed for by depositors of Standard Bank and other investors in the subscription and community offerings at a purchase price of $10.00 per share and 117,619 shares to be issued to Standard Charitable Foundation.

The above share total includes 178,254 shares to be sold to the Employee Stock Ownership Plan.  The Employee Stock Ownership Plan expects to purchase an additional 100,000 shares in the secondary market.

The transaction is expected to close on October 6, 2010.  The shares of common stock are expected to begin trading on the Nasdaq Capital Market under the trading symbol “STND” on October 7, 2010.

Stock certificates will not be issued (except to directors and executive officers, whose ability to sell their shares of common stock is restricted by federal securities and banking laws).  Instead, all shares of common stock sold in the subscription and community offerings will be issued in book-entry form, through the Direct Registration System (“DRS”), which allows each investor’s shares to be maintained on the books of Standard Financial Corp.’s transfer agent.  Promptly after the conversion is completed, the transfer agent will issue DRS statements to investors, reflecting their stock ownership.

Stifel, Nicolaus & Company, Incorporated served as conversion advisor and selling agent with respect to the offering.  The law firm of Luse Gorman Pomerenk & Schick served as special counsel in connection with the conversion and offering.

Established in 1913, Standard Bank is a Pennsylvania chartered savings bank with assets of $395 million.  Standard operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard is a Member of the FDIC and an Equal Housing Lender.

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This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.